UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 16, 2008 (October 13, 2008)
Date of Report (Date of earliest event reported)

EXECUTE SPORTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-125868	30-0038070
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21143 Hawthorne Boulevard, #425
Torrance, CA 90503
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (310) 515-8902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On October 13, 2008, Execute Sports, Inc. (the "Company") entered into an Intercreditor and Standby Agreement (the "Intercreditor Agreement"), made effective as of September 4, 2008, that governs the relationship between the Company and its senior secured creditors as well as the interrelationship between senior secured creditors. Among other matters, the Intercreditor Agreement accomplishes the following:

•	Identifies the Collateral that secures the Company's Senior Debt, which is all of the Company's assets.
•	Defines secured Senior Debt and what constitutes Senior Loan Documents and requires that certain minimum documentation accompany any Senior Debt, including a signed Intercreditor Agreement.
•	Requires the Company to receive the approval of the holders of a majority of the Company's Senior Debt in order to issue additional Senior Debt.
•

Prioritizes the liens against the Collateral that the Company's Senior Debt has by making all Senior Debt, that is accompanied by the appropriate Senior Loan Documents, equal in rank with one another regardless of the date that a UCC Financing Statement has been filed.

•	Governs the distribution of proceeds from any liquidation or foreclosure of the Collateral (Senior Lenders share pro rata in such proceeds).
•

Permits the holders of a majority of the Senior Debt to compromise, exchange or restructure the Senior Debt and that such compromise, exchange or restructuring shall be binding upon all holders of Senior Debt.

•	Prevents any Senior Lender from taking any collection action of any kind without the approval of the holders of a majority of the Senior Debt.
•

Allows that any sale of the Company's assets, not made in the ordinary course of business (including the Collateral, or portions thereof), and the disposition of proceeds therefrom, if any, shall be deemed to have been done in accordance with the procedures outlined in the Intercreditor Agreement if such asset sale was approved by the holders of a majority of the Senior Debt.

The terms of the Intercreditor Agreement, to the extent that they conflict with any of the Senior Loan Documents, shall prevail. A copy of the Intercreditor Agreement is attached hereto as Exhibit 10.1.

Item 2.01     Completion of the Acquisition or Disposition of Assets.

On October 13, 2008 the Company entered into an Asset Purchase Agreement (the "APA"), made effective October 9, 2008 (the "Effective Date"), whereby it sold its Sugar Sand boat molds and fiber glass work-in-process inventory, along with the SUGAR SAND trade names and associated trade names, trademarks, service marks and service names, and the associated logos and their goodwill, and all associated domain names, in particular the domain www.sugarsand.com, trades secrets and copyrights and their goodwill, and all designs, plans and customer and vendor lists related to Sugar Sand boats and the Bill of Materials for each Sugar Sand model, and one Sugar Sand 2008 Tango Extreme GT and trailer (the "Assets").

The Assets were acquired by Coosaw Capital Partners LLC, the owner of Bentley Marine Group, headquartered in Lexington, South Carolina ("Bentley"). Bentley is a manufacturer of marine products employing approximately 450 people. The purchase price for the Assets was $25,000 plus a Residual Fee equal to two percent (2%) of the gross sales of all models of Sugar Sand boats sold by Bentley in the period beginning on the Effective Date through until January 1, 2014 (the "Residual Fee Period"). Gross sales of Sugar Sand boats made during the Residual Fee Period shall be the total of the amount received for each Sugar Sand boat including equipment or optional equipment included with each boat sale (but not including the proceeds from the sale of any trailer included with a boat, if any), prior to any rebate or dealer promotion or allowance. The Residual Fee shall be paid on a quarterly basis for all sales made in the period ending through the last day of the month immediately prior to the month that the Residual Fee is due. The Residual Fee shall be due on the fifteenth (15 th) day of each January, April, July and October beginning on January 15, 2009 through January 15, 2014.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.2.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     Not Applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

     Not applicable.

(c) SHELL COMPANY TRANSACTIONS.

     Not applicable.

(d) EXHIBITS.

Exhibit Number	Description
10.1	Intercreditor and Standby Agreement.
10.2	Asset Purchase Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 16, 2008		EXECUTE SPORTS, INC.

	By:	/s/ James R. Arabia Chief Executive Officer